         Ex 10.3
Certificate Number: [[GRANTNUMBER]]

    Universal Electronics Inc.
Restricted Stock Unit Award Agreement

    This Restricted Stock Unit Award Agreement (the “Agreement”) is made as of [[GRANTDATE]] (the “Grant Date”) by and between Universal Electronics Inc., a Delaware corporation (the “Company”), and the undersigned recipient (the “Recipient”). As used in this Agreement, the term “Company” shall include, where applicable, any and all of its subsidiaries or related entities. Any capitalized term used in this Agreement that is not defined herein shall have the meaning thereof set forth in the Universal Electronics Inc. Amended and Restated 2018 Equity and Incentive Compensation Plan (the “Plan”), a copy of which can be obtained by written request to the Company’s Chief Financial Officer.

    Whereas, the Board of Directors of the Company (the “Board”) has approved the Plan;

    Whereas, the Board has designated and empowered the Compensation Committee of the Board (the “Committee”) to administer the Plan; and

    Whereas, the Committee has authorized grants of Restricted Stock Units (the “RSUs”) to certain eligible persons, payable in shares of the Company’s Common Stock, par value $0.01 per share (each, a “Share”), pursuant to the terms and conditions set forth in the Plan and in this Agreement.

    Now, Therefore, the parties, intending to be legally bound, hereto agree as follows:

1.    Grant of the RSUs. Subject to the terms and conditions set forth herein, the Recipient is hereby granted [[SHARESGRANTEDWORDS]] ([[SHARESGRANTED]]) RSUs on the Grant Date.

2.    Vesting of the RSUs and Issuance and Delivery of Shares.

(a)Vesting. Subject to earlier termination, acceleration or cancellation of the RSUs as provided herein, the RSUs shall vest in full on the earlier of (i) the date of the Company’s annual meeting of stockholders in the year immediately subsequent to the year of the Grant Date, provided that such annual meeting of shareholders occurs at least eleven (11) months following the date of the Company’s annual meeting of stockholders for the immediately preceding year and (ii) the first anniversary of the Grant Date; provided that the Recipient continues to serve as a Non-Employee Director through the applicable vesting date.

(b)Delivery of Shares. Subject to Sections 6 and 7 of this Agreement, as soon as administratively practicable following the date that the RSUs vest, the Company shall issue and deliver to the Recipient (or the Recipient’s estate or legal representative, in the event of Recipient’s death or Disability) one (1) Share for each vested RSU.

The Shares are issued to the Recipient subject to the condition that the issuance of the Shares does not violate any law or regulation and the Shares are subject to such approvals by any governmental agencies or national securities exchanges as may be required. Such issued and delivered Shares shall be in book-entry form maintained by the Company’s Transfer Agent and
111000914.v2

shall otherwise be transferable utilizing the Company’s Direct Registration System and Profile Modification System.

3.    Effect of Termination of Service. In the event that the Recipient’s service as a Non-Employee Director is terminated for any reason, any RSUs that are unvested as of such date shall be immediately forfeited and cancelled without further action by the parties hereto, and the Recipient shall no longer have any rights with respect to the forfeited and cancelled RSUs (or any Dividend Equivalents (as defined in Section 5 hereof) with respect thereto).

4.    Reserved.

5.    Recipient’s Rights as Stockholder. Prior to the vesting of the RSUs and delivery of Shares pursuant thereto, the Recipient shall have no rights as a stockholder with respect to the Shares to be issued upon the vesting of the RSUs. However, the Recipient shall be credited with an amount equal to all cash dividends (“Dividend Equivalents”) that would have been paid to the Recipient if one Share had been issued to the Recipient on the Grant Date for each RSU granted to the Recipient as set forth in this Agreement. In the event of, and contingent upon, the vesting of the applicable RSU, in addition to the issuance and delivery of Shares in accordance with Section 2 of this Agreement, the Recipient shall be entitled to payment of the Dividend Equivalents in cash.

6.    Taxes. The Recipient shall be liable for any and all applicable federal, state and local income tax or other tax-related withholding requirements arising out of this grant or the vesting and settlement of the RSUs hereunder.

7.    Transferability of RSUs. The RSUs or any of the rights granted hereunder may not be sold, pledged or otherwise transferred otherwise than by will or the laws of descent and distribution.

8.    Notices. Any notice or demand provided for in this Agreement must be in writing and must be either personally delivered, delivered by overnight courier, or mailed by first class mail, to the Recipient at the Recipient’s most recent address on file in the records of the Company, and to the Company at 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, Attention: Chief Financial Officer (with a copy to the Company’s legal department), or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice or demand under this Agreement will be deemed to have been given when received.

9.    Severability. This Agreement and each provision hereof shall be valid and enforced to the fullest extent permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its fullest extent, such provision shall be enforced to the maximum extent permitted by law, and the parties hereby agree that such scope may be judicially modified accordingly.

10.    Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt
111000914.v2

any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11.    No Promise of Continued Service. Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant the Recipient any right to remain on the Company’s Board of Directors or to continue providing services to the Company in any capacity.

12.    Counterparts. This Agreement may be executed by way of electronic signature in separate counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

13.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Recipient, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), and is intended to bind all successors and assigns of the respective parties, except that the Recipient may not assign any of the Recipient’s rights or obligations under this Agreement except to the extent and in the manner expressly permitted within this Agreement.

14.    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement, without the necessity of posting bond or any other security.

15.     Waiver or Modification. Any waiver or modification of any of the provisions of this Agreement shall not be valid unless made in writing and signed by the parties hereto. A waiver by either party of any breach of this Agreement shall not operate as a waiver of any subsequent breach.

16.    Governing Law. This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the state of Delaware without reference to principles of conflict of laws.

17.    Code Section 409A. This Agreement is intended to be interpreted and applied so that the Award set forth herein shall be exempt from the requirements of Section 409A of the Code and the final Treasury Regulations promulgated thereunder (collectively, “Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A.  To the extent that the Company determines that any provision of this Agreement would cause the Recipient to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision without the Recipient’s consent to attempt to comply with or be exempt from Section 409A through good faith modifications.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Recipient and the Company without violating the
111000914.v2

provisions of Section 409A. Neither the Company nor any Recipient, director or officer thereof guarantees that this Agreement complies with Section 409A and no such party shall have any liability with respect to any failure of this Agreement to so comply.
In Witness Whereof, the parties have executed this Agreement electronically via the participant portal as of the date first above written.

Recipient                        Universal Electronics Inc.

By:
Name: [[FIRSTNAME]] [[LASTNAME]]	Its:

111000914.v2